Exhibit 99.1

MoSys, Inc. Reports First Quarter 2010 Financial Results

SUNNYVALE, Calif.--(BUSINESS WIRE)--April 28, 2010--MoSys, Inc., (NASDAQ: MOSY), a leading provider of differentiated, high-density memory and high-speed interface (I/O) intellectual property (IP), today reported financial results for the first quarter ended March 31, 2010.

First Quarter Highlights

  Reported total revenue of $3.6 million, an increase of 38 percent over the first quarter of 2009;
  Reported licensing revenue of $1.5 million, an increase of 195 percent over the first quarter of 2009;
  Ended the quarter with total cash and investments of approximately $34.0 million;
  Announced development of the Bandwidth Engine™ family of integrated circuits (ICs), and expansion of business model to include fabless IC sales; and
  Acquired MagnaLynx, Inc., a developer of high-speed, low-power serial chip-to-chip communications technology.

Management Commentary

“During the first quarter, we announced the expansion of our business model to include plans for the Bandwidth Engine family of ICs,” commented Len Perham, President and Chief Executive Officer of MoSys. “In addition to being a world-class IP provider, MoSys is developing high-performance ICs that combine our patented 1T-SRAM® high-density embedded memory and ultra high-speed 10 Gigabit per second SerDes with computational capability. We believe the Bandwidth Engine represents a breakthrough solution for developers of next-generation networking systems and high-performance computing applications. At the end of the quarter, we also announced the acquisition of MagnaLynx, which expands our engineering expertise in high-performance, low-power serial chip-to-chip communications and complements our Bandwidth Engine and next-generation IP product roadmap.”

Mr. Perham continued, “Also, during the quarter, we announced a major technology agreement with ROHM for use of our 1T-SRAM in its next-generation IC designs. Revenue from the ROHM project along with our ongoing serial interface and memory IP projects drove license revenue to the highest level since the second quarter of 2007. With several projects in the early stages of development, we expect license revenue to ramp throughout 2010 as additional delivery milestones are achieved.”

“Overall, we made significant progress on our strategic initiatives in the first quarter of 2010 and remain focused on positioning the Company for future growth by expanding our business model, market opportunities and product roadmap. In the coming quarters, we expect to further the development of our Bandwidth Engine family of ICs, while capitalizing on our serial interface and embedded memory IP in the networking, consumer and high performance computing markets,” concluded Mr. Perham.

First Quarter Results

Total net revenue for the first quarter of 2010 was $3.6 million, compared with $3.5 million reported for the fourth quarter of 2009 and $2.6 million in the first quarter of 2009.

First quarter 2010 total revenue included licensing revenue of $1.5 million, compared with $1.3 million for the previous quarter and $0.5 million for the first quarter of 2009. The increase in first quarter license revenue was primarily due to ongoing serial interface IP projects, early stage revenue from two new license agreements signed in the previous quarter and increased revenue from the 1T-SRAM technology agreement with ROHM. First quarter 2010 royalty revenue was $2.0 million, compared with $2.2 million for the previous quarter and $2.0 million for the first quarter of 2009. The sequential decrease in royalty revenue was due to decreased royalties from consumer products containing 1T-SRAM embedded memory.

Gross margin for the first quarter of 2010 was 78 percent, compared with 80 percent for the fourth quarter of 2009 and 87 percent for the first quarter of 2009.

Total operating expenses on a GAAP basis for the first quarter of 2010 were $8.6 million, compared with $8.2 million for the previous quarter and $6.6 million for the first quarter of 2009. First quarter 2010 operating expenses included $0.6 million of amortization of intangible assets, $0.7 million in acquisition-related contingent compensation and transaction costs, and $0.6 million of stock-based compensation expense.

GAAP net loss for the first quarter of 2010 was $5.7 million, or ($0.18) per share, compared with a net loss of $4.9 million, or ($0.16) per share, for the previous quarter and a net loss of $4.2 million or ($0.13) per share for the first quarter of 2009. The non-GAAP net loss for the first quarter of 2010 was $3.7 million, or ($0.12) per share, which excludes acquisition-related charges and stock-based compensation expense. A reconciliation of GAAP results to non-GAAP results is provided in the financial statement tables following the text of this press release.

Cash and investments totaled $33.9 million as of March 31, 2010, compared with approximately $40.4 million as of December 31, 2009. The sequential decrease in cash and investments included cash used in operations, as well as $2.3 million in cash payments related to the acquisition of MagnaLynx.

Financial Results Webcast / Conference Call

MoSys will host a conference call and webcast with investors today at 2:00 p.m. Pacific time (5:00 p.m. Eastern time) to discuss the first quarter 2010 financial results and the business outlook. Investors and other interested parties may access the call by dialing 1-866-831-6270 in the U.S. (1-617-213-8858) outside of the U.S.), and entering the pass code 26594017 at least 10 minutes prior to the start of the call. In addition, an audio webcast will be available through the MoSys Web site at http://www.mosys.com. A telephone replay will be available for 2 business days following the call at 888-286-8010 in the U.S. (617-801-6888 outside of the U.S.), pass code of 81342952.

Use of Non-GAAP Financial Measures

To supplement MoSys’ consolidated financial statements presented in accordance with GAAP, MoSys uses non-GAAP financial measures that exclude from the income statement the effects of restructurings, stock-based compensation and certain acquisition-related charges, including amortization of acquired intangible assets, transaction costs and contingent compensation charges. MoSys’ management believes that the presentation of these non-GAAP financial measures is useful to investors and other interested persons because they are one of the primary indicators that MoSys’ management uses for planning and forecasting future performance. MoSys believes that the presentation of non-GAAP financial measures that exclude these items is useful to investors because MoSys does not consider these charges part of the day-to-day business or reflective of the core operational activities of the Company that are within the control of management or that would be used to evaluate management’s operating performance.

Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results, which is provided in a table below the Condensed Consolidated Statements of Operations. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. For additional information regarding these non-GAAP financial measures, and management’s explanation of why it considers such measures to be useful, refer to the Form 8-K dated April 28, 2010, that the Company filed with the Securities and Exchange Commission.

Forward-Looking Statements

This press release may contain forward-looking statements about the Company, including, without limitation, benefits and performance expected from use of the Company’s embedded memory and interface technologies, improving operational efficiencies, anticipated benefits and performance expected from the Bandwidth Engine product, growth in the size of the market addressed by the Company’s business and the Company’s future markets and future business prospects.

Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include, but are not limited, to the following:

  customer acceptance of our proprietary embedded memory and interface technologies and ICs;
  timing and nature of the license agreements to be entered into with our customers and their requests for our services under existing license agreements;
  timing of customer acceptance of our work under such agreements;
  level of commercial success of licensees’ products, ease of manufacturing and yields of devices incorporating our proprietary technologies;
  our ability to enhance our existing proprietary technologies and develop new technologies;
  difficulties and delays in the development, production, testing and marketing of the Bandwidth Engine ICs;
  anticipated costs and technological risks of developing and bringing ICs to market;
  willingness of our manufacturing partners to assist successfully with the fabrication of Bandwidth Engine ICs;
  availability of quantities of ICs supplied by our manufacturing partners at a competitive cost;
  our lack of recent experience as a fabless semiconductor company making and selling proprietary ICs;
  level of intellectual property protection provided by our patents, the expenses and other consequences of litigation, including intellectual property infringement litigation, to which we may be or may become a party from time to time;
  vigor and growth of markets served by our licensees and customers and operations of the Company; and

other risks identified in the Company’s most recent report on form 10-K filed with the Securities and Exchange Commission, as well as other reports that MoSys files from time to time with the Securities and Exchange Commission. MoSys undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

About MoSys, Inc.

MoSys, Inc. (NASDAQ: MOSY) develops serial chip-to-chip communications solutions that deliver unparalleled bandwidth performance for next generation networking systems and advanced system-on-chip (SoC) designs. MoSys’ IP portfolio includes DDR3 PHYs and SerDes IP that support data rates from 1 - 11 Gigabits per second (Gbps) across a variety of standards. In addition, MoSys offers its flagship, patented 1T-SRAM® and 1T-Flash® memory cores, which offer a combination of high-density, low power consumption, high-speed and low cost advantages for high-performance networking, computing, storage and consumer/graphics applications. MoSys’ IP is production-proven in more than 225 million devices. MoSys is headquartered in Sunnyvale, California. More information is available on MoSys' website at www.mosys.com.

MoSys, 1T-SRAM and 1T-Flash are registered trademarks of MoSys, Inc. The MoSys logo and Bandwidth Engine are trademarks of MoSys, Inc. All other trademarks mentioned herein are the intellectual property of their respective owners.

MOSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts; unaudited)

	Three Months Ended
	March 31,
	2010	2009 (1)

Net Revenue
Licensing	$1,547	$524
Royalty	2,003	2,042
Total net revenue	3,550	2,566

Cost of Net Revenue
Licensing	782	323
Total cost of net revenue	782	323

Gross Profit	2,768	2,243

Operating Expenses
Research and development	5,485	3,888
Selling, general and administrative	2,584	2,485
Acquisition-related costs	502	-
Restructuring charges	-	275
Total operating expenses	8,571	6,648

Loss from operations	(5,803)	(4,405)

Other income, net	109	203
Loss before income taxes	(5,694)	(4,202)

Provision for income taxes	(32)	(7)

Net loss	$(5,726)	$(4,209)

Net loss per share
Basic and diluted	($0.18)	($0.13)

Shares used in computing net loss per share
Basic and diluted	31,262	31,322

(1) Financial statements have been revised to reflect immaterial increases in stock-based compensation resulting from calculation errors in the third-party stock administration software used by the Company.

MOSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	March 31,	December 31,
	2010	2009 (1)

Assets
Current assets:
Cash, cash equivalents and investments	$21,876	$31,338
Accounts receivable, net	1,589	739
Unbilled contract receivables	630	1,022
Prepaid expenses and other assets	3,045	3,235
Total current assets	27,140	36,334

Long-term investments	12,059	9,098
Property and equipment, net	1,472	1,561
Goodwill	23,134	22,787
Intangible assets, net	8,413	4,616
Other assets	1,263	1,147
Total assets	$73,481	$75,543

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$485	$514
Accrued expenses and other liabilities	3,081	1,750
Accrued acquisition-related earn-out costs	7,146	5,659
Accrued restructuring liabilities	73	112
Deferred revenue	2,312	2,671
Total current liabilities	13,097	10,706

Long-term liabilities	615	136

Stockholders' equity	59,769	64,701

Total liabilities and stockholders’ equity	$73,481	$75,543

(1) Financial statement has been retroactively adjusted to reflect a decrease in the fair value of the contractual obligations assumed as part of the acquisition of Prism Circuits, Inc.

MOSYS, INC.
Reconciliation of GAAP to Non-GAAP Net Loss and Net Loss Per Share
(In thousands, except per share amounts; unaudited)

	Three Months Ended
	March 31,
	2010	2009 (1)

GAAP net loss	$(5,726)	$(4,209)
Stock-based compensation expense
-Cost of net revenue	82	35
-Research and development	319	233
-Selling, general and administrative	304	309
Total stock-based compensation expense	705	577

Restructuring charges (2)	-	275
Amortization of intangible assets (3)	643	-
Acquisition-related contingent compensation charges (4)	502	-
Acquisition-related transaction costs (5)	195	-

Non-GAAP net loss	$(3,681)	$(3,357)

GAAP net loss per share	($0.18)	($0.13)
Reconciling items
-Stock-based compensation expense	0.02	0.01
-Restructuring charges (2)	-	0.01
-Amortization of intangible assets (3)	0.02	-
-Acquisition-related contingent compensation charges (4)	0.01	-
-Acquisition-related transaction costs (5)	0.01	-

Non-GAAP net loss per share: Basic and diluted	($0.12)	($0.11)

Shares used in computing non-GAAP net loss per share
Basic and diluted	31,262	31,322

(1) Amounts of stock-based compensation expense have been revised from those reported or announced previously to reflect immaterial increases in stock-based compensation resulting from calculation errors in the third-party stock administration software used by the Company.

(2) Charges related to the exit of the analog/mixed-signal product lines.
(3) Non-cash charges for amortization of intangibles arising from acquired assets.

(4) Contingent earn-out compensation charges arising from acquisitions. Amounts included in research and development and selling, general and administrative expenses are $488,000 and $14,000, respectively.

(5) Charges primarily related to legal and accounting fees incurred for the acquisition of MagnaLynx, Inc.
These charges are included in selling, general and administrative expenses.

CONTACT:
MoSys, Inc.
Jim Sullivan, CFO, +1 408-731-1800
jsullivan@mosys.com
or
Shelton Group, Investor Relations
Beverly Twing, Sr. Acct. Manager, +1 972-239-5119 ext. 126
btwing@sheltongroup.com